                                             Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Monday, November 2, 2020

NACCO INDUSTRIES, INC.
ANNOUNCES THIRD QUARTER 2020 RESULTS

Third Quarter Highlights:
•Consolidated operating profit increased to $9.4 million, up 8.5% from Q3 2019
•Consolidated net income decreased to $8.0 million from $10.3 million in Q3 2019
•Diluted earnings per share decreased to $1.14/share from $1.47/share in Q3 2019

    Cleveland, Ohio, Monday, November 2, 2020 - NACCO Industries, Inc.® (NYSE: NC) today announced consolidated operating profit of $9.4 million and net income of $8.0 million, or $1.14 per diluted share, for the quarter ended September 30, 2020 compared with consolidated operating profit of $8.7 million and net income of $10.3 million, or $1.47 per diluted share for the quarter ended September 30, 2019. The improvement in consolidated operating profit was primarily the result of a reduction in unallocated employee-related expenses and improved earnings in the Coal Mining and North American Mining segments, partially offset by lower earnings at the Minerals Management segment. Despite the higher operating profit, a reduction in contractual settlements received associated with a prior India venture and a higher effective income tax rate resulted in the decrease in net income.
    For the nine months ended September 30, 2020, the Company reported consolidated net income of $20.2 million, or $2.88 per diluted share, compared with consolidated net income of $33.3 million, or $4.76 per diluted share, for the first nine months of 2019.
    The Company believes that a conservative capital structure and liquidity are important given the Company's strategic initiatives to grow and diversify, as well as changing trends in energy markets. The Company ended the third quarter of 2020 with consolidated cash on hand of $97.6 million and debt of $23.1 million. At September 30, 2020, the Company had availability of $138.0 million under its $150.0 million revolving credit facility.

Detailed Discussion of Results

Coal Mining Results

Coal deliveries for the third quarter of 2020 and 2019 were as follows:
	2020	2019
Tons of coal delivered	(in millions)
Unconsolidated operations	7.6	8.7
Consolidated operations	0.7	0.7
Total deliveries	8.3	9.4

Key financial results for the third quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$20,395	$18,799
Earnings of unconsolidated operations	$14,277	$16,211
Operating expenses(1)	$7,119	$8,135
Operating profit	$11,174	$10,492
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and Gain on sale of assets.

    Coal Mining revenues increased in the third quarter of 2020 over the third quarter of 2019 due to higher reimbursable costs at Mississippi Lignite Mining Company.
    Improved earnings at Mississippi Lignite Mining Company and lower operating expenses in the Coal Mining segment contributed to a moderate improvement in operating profit in the third quarter of 2020 compared with the third quarter of 2019. These improvements were partially offset by reduced earnings of unconsolidated operations. The increase in Mississippi Lignite Mining Company's earnings was primarily the result of an increase in the profit per ton delivered. Operating expenses decreased mainly due to lower employee-related costs.
    The decrease in earnings of unconsolidated operations was primarily attributable to lower customer demand at the unconsolidated coal mining operations and the termination of the Camino Real Fuels contract mining agreement effective July 1, 2020. Camino Real delivered 0.3 million tons in the first six months of 2020 and 1.6 million tons in full-year 2019.

Coal Mining Outlook - 2020
Coal deliveries for the fourth quarter of 2020 are expected to be comparable to the fourth quarter of 2019. Despite comparable deliveries, fourth-quarter 2020 operating profit is expected to decrease compared with the 2019 fourth quarter. The decrease in operating profit is mainly due to an anticipated reduction in results at Mississippi Lignite Mining Company and a reduction in earnings at the unconsolidated mining operations.
Results at Mississippi Lignite Mining Company are expected to decline significantly from the fourth quarter of 2019 primarily due to an increase in the cost per ton delivered.
Overall, full-year 2020 coal deliveries and operating profit are expected to be lower than 2019, mainly as a result of a decrease in earnings at the unconsolidated mining operations due to reduced customer requirements and the termination of the Camino Real Fuels contract mining agreement. As mentioned above, the contract between Camino Real Fuels and its customer, Dos Republicas Coal Partnership was unexpectedly terminated effective July 1, 2020 and the mine was closed.
During the third quarter of 2020, Sabine’s customer, American Electric Power, reduced its annual lignite coal requirements to be between 1.4 million and 1.7 million tons compared with 2.6 million tons delivered in 2019. The customer reduced its expected future requirements because the plant served by the Sabine Mine was dispatched at a much lower rate in 2020 than in 2019, and that trend is expected to continue.
On September 30, 2020, the Company's Caddo Creek Resources’ customer entered into an agreement for the sale of their activated carbon manufacturing business, including its Marshall Mine operated by Caddo Creek, to a subsidiary of Advanced Emissions Solutions (“AES”). AES announced its intent to close the mine, which delivered 0.2 million tons in 2019. Caddo Creek has entered into a contract to perform the required mine reclamation.
Changes in customer power plant dispatch, including changes due to historically low natural gas prices and the continued increase in renewable generation, particularly wind, could reduce customer demand below anticipated levels, which could further unfavorably affect the Company’s fourth quarter and full-year 2020 results, as well as its 2021 outlook.

Coal Mining Outlook - 2021
In 2021, the Company expects coal deliveries to be comparable to 2020 based on current expectations of customer requirements.
Coal Mining operating profit in 2021 is expected to decrease compared with 2020, mainly in the first half of the year. This decrease is primarily the result of an expected increase in operating expenses and an anticipated reduction in earnings at the unconsolidated Coal Mining operations primarily due to a contractually agreed reduction in fee-based earnings at the Liberty Mine as the scope of final mine reclamation activities is reduced.
Results at the consolidated mining operations are expected to be comparable between years, as a decrease in earnings at Mississippi Lignite Mining Company is expected to be offset by a lower operating loss at Centennial Natural Resources. At Mississippi Lignite Mining Company, results are expected to be lower due to an increase in the cost per ton of coal delivered in 2021 compared with 2020. In general, cost per ton delivered is lowest when the power plant requires a consistently high level of coal deliveries, primarily because costs are spread over more tons.
On May 7, 2020, Great River Energy ("GRE"), Falkirk Mine's customer and the Company's second largest customer, announced its intent to retire the Coal Creek Station power plant in the second half of 2022 and modify the Spiritwood Station power plant to be fueled by natural gas. GRE is willing to consider opportunities to sell Coal Creek Station, and NACCO is actively engaged in the exploration of options that could, if successful, allow for transfer of ownership of the power plant to one or more third parties, which would preserve jobs at both Coal Creek Station and the Falkirk Mine.
Falkirk Mine is the sole supplier of lignite coal to Coal Creek Station pursuant to a long-term contract under which Falkirk also supplies a moderate amount of lignite coal annually to Spiritwood Station. In 2019, Falkirk contributed approximately $16 million to NACCO’s Earnings from Unconsolidated Operations. The closure of Coal Creek Station will have a material adverse effect on the long-term earnings of NACCO Industries. The terms of the contract between the Company and GRE specify that GRE is responsible for all costs related to mine closure, including but not limited to, final mine reclamation costs, post-retirement medical benefits and pension costs with respect to Falkirk employees.
Capital expenditures are expected to be approximately $12 million in the fourth quarter of 2020 and approximately $20 million for the 2020 full year, and approximately $24 million in 2021. The Company expects high levels of capital expenditures in the remainder of 2020 and in 2021 primarily related to Mississippi Lignite Mining Company's development of a new mine area. These capital expenditures will result in an increase in depreciation that will unfavorably affect operating profit in future periods.

North American Mining Results

Limestone deliveries for the third quarter of 2020 and 2019 were as follows:
	2020	2019
	(in millions)
Tons of limestone delivered	11.6	10.2

Key financial results for the third quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$9,443	$8,993
Operating profit (loss)	$244	$(358)

    North American Mining revenues and operating profit improved primarily due to an increase in tons delivered and favorable changes in the mix of customer requirements.

North American Mining Outlook
    In the fourth quarter of 2020, North American Mining expects limestone deliveries to increase moderately over the fourth quarter of 2019, resulting in an overall modest increase in tons delivered for the 2020 full year compared with full-year 2019.
    North American Mining expects operating profit in the fourth quarter of 2020 to improve substantially over the fourth quarter of 2019, but less significantly than in the previous three quarters of 2020. Operating profit is expected to benefit from favorable changes in the mix of customer requirements. Full-year 2020 operating profit is expected to increase significantly over 2019. In 2021, North American Mining expects full year operating profit to be comparable to 2020 with its existing customer contracts. North American Mining is pursuing a number of growth initiatives that if successful would be accretive to future earnings.
Capital expenditures are expected to be approximately $3 million in the fourth quarter of 2020 and approximately $13 million and $7 million for the 2020 full year and 2021, respectively, primarily for the acquisition, relocation and refurbishment of draglines.
In 2019, North American Mining's subsidiary, Sawtooth Mining, LLC, entered into a mining agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada, Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Nevada is in the process of securing permits and currently expects to commence construction in 2021 and production of lithium products in 2023.

Minerals Management Results

Key financial results for the third quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$2,722	$5,022
Operating profit	$1,673	$3,900

    Third quarter 2020 Minerals Management revenues and operating profit decreased significantly from the comparable 2019 period. The third quarter of 2019 included significant royalty income generated by a large number of new gas wells put into commission during 2018 and early 2019. Royalty income in 2020 decreased substantially from 2019 levels because new wells have high initial production rates and follow a natural decline before settling into relatively stable long-term production. These wells are operated by third parties to extract natural gas from the Company's Ohio Utica shale mineral reserves. Lower commodity prices in 2020 also contributed to the reduction in revenues and operating profit.

Minerals Management Outlook
    The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas and, to a lesser extent, oil, natural gas liquids and coal, extracted primarily by third parties. The 2019 results included a substantial increase in royalty income, primarily in the first nine months of 2019, generated by a large number of new gas wells put into commission during 2018 and early 2019. Given expected lower natural gas prices, fewer expected new wells, lower commodity prices and the natural production decline that occurs early in the life of a well, fourth quarter and full-year 2020 royalty income is expected to be substantially lower than 2019 levels. Given these factors, royalty income from existing assets is also expected to be down substantially in 2021 from 2020. A sustained decline in natural gas prices could unfavorably affect the Company’s outlook.
    Decline rates for individual wells can vary due to factors like well depth, well length, formation pressure and facility design. In addition, royalty income can fluctuate favorably or unfavorably in response to a number of factors outside of the Company's control, including the number of wells being operated by third parties, fluctuations in commodity prices (primarily natural gas), fluctuations in production rates associated with operator decisions, regulatory risks, the Company's lessees' willingness and ability to incur well-development and other operating costs, and changes in the availability and continuing development of infrastructure.
    Minerals Management is targeting investments in mineral and royalty interests of approximately $15 million in the fourth quarter of 2020 and $10 million in 2021, although the timing of the fourth quarter investments could slip into 2021. These investments are expected to be accretive to earnings, but each investment's contribution to earnings is dependent on the timing, size and stage of mineral development. The Company's strategy is to selectively acquire oil and gas mineral and royalty interests with a balance of near-term cash flow yields and long-term growth potential, in oil-rich basins offering diversification from the Company's legacy mineral interest in predominantly natural gas-rich basins.

Consolidated Outlook
Overall, NACCO expects a modest increase in consolidated operating profit in the fourth quarter of 2020 over 2019, which included a $2.0 million unfavorable mine reclamation adjustment in the Coal Mining segment. Excluding this adjustment, fourth-quarter 2020 consolidated operating profit and net income are expected to decrease significantly from the prior year, primarily as a result of anticipated lower results in the Coal Mining segment and an increase in income tax expense, partially offset by lower unallocated employee-related costs.
The Company expects a significant decrease in full-year 2020 consolidated operating profit and net income compared with 2019, primarily due to the substantial decrease in operating profit at Minerals Management in the first nine months of 2020 and the anticipated reduction in full-year earnings at the Coal Mining segment. In addition, the Company received a final settlement associated with a prior India venture in 2020 that was less than the initial award received in 2019. These items are expected to be partially offset by an improvement in earnings at the North American Mining segment and an anticipated lower effective income tax rate in 2020 compared with 2019. For the full year, NACCO anticipates that its 2020 effective income tax rate will be in the range of 5% to 7% based on the current forecasted mix of earnings.
Consolidated capital expenditures are expected to be approximately $30 million in the fourth quarter of 2020 and approximately $50 million for the full year. As a result of the increase in capital expenditures and payments made in the first half of the year related to deferred compensation and other payroll liabilities, consolidated cash flow before financing activities is expected to be a significant use of cash in the 2020 full year.
In 2021, NACCO expects consolidated net income to decrease significantly from 2020. An anticipated reduction in earnings in the Minerals Management segment and lower earnings in the Coal Mining segment are expected to be partially offset by lower income tax expense as the

Company expects the full-year 2021 effective income tax rate to be between negative 5% and negative 7%.
In light of ongoing regulatory, economic and public opinion challenges facing the coal-fired power generation industry, the Company commenced a voluntary retirement program for certain corporate employees in the fourth quarter. The program is expected to be substantially completed by December 31, 2020 and reduce general and administrative expenses in 2021 and future years. The amount of savings, and related one-time separation costs, will depend on the level of participation in the program.
Cash flow before financing activities is expected to improve and be a solid generation of cash in 2021, as compared with a significant use of cash in 2020, but not to the level realized in 2019. Consolidated capital expenditures are expected to be approximately $41 million in 2021, primarily consisting of $24 million in the Coal Mining segment, $10 million in the Minerals Management segment and $7 million in the North American Mining segment.
Significant uncertainties exist regarding the COVID-19 pandemic, including the extent of economic disruption it may cause in the future. The extent to which COVID-19 impacts the Company going forward will depend on numerous factors and future developments that remain uncertain. While the Company's mining operations to date have not been directly affected by the pandemic, future developments, which are highly uncertain and unpredictable, could significantly and rapidly cause a deterioration in the Company’s results, supply chain channels and customer demand. The extent to which COVID-19 may adversely impact the Company depends on many factors, including but not limited to the extent of new outbreaks, the extent to which additional shutdowns may be imposed, the nature of the government public health guidelines and the public's adherence to those guidelines, the success of businesses reopening fully, and the timing for proven treatments and vaccines for COVID-19. NACCO continues to maintain procedures to limit the exposure of employees to COVID-19. Even after the COVID-19 pandemic has subsided, the Company may experience material adverse effects due to a resulting decline in economic activity. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets and may adversely impact NACCO's stock price.
One of the Company’s core strategies is to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company works to drive down coal production costs and maximize efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers.
    The Company continues to evaluate opportunities to expand its coal mining business, however opportunities are likely to be very limited. Low natural gas prices and growth in renewable energy sources, such as wind and solar, are likely to continue to unfavorably affect the amount of electricity dispatched from coal-fired power plants. The political and regulatory environment is not receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines. However, the Company does continue to seek out and pursue opportunities where it can apply its management fee business model to assume operation of existing surface coal mining operations in the United States. Outright acquisitions of existing coal mines or mining companies with exposure to fluctuating coal commodity markets, or structures that would create significant leverage, are outside the Company’s area of focus.
    The Company is focused on building a strong portfolio of affiliated businesses for diversification. North American Mining continues to expand the scope of its business development activities to grow and diversify by targeting potential customers who require a broad range of minerals and materials. North American Mining also continues to leverage the Company’s core mining skills to expand the range of contract mining services provided, in addition to providing comprehensive mining services to operate entire mines when appropriate, as is the case at the new lithium project in Nevada.
    The Company’s efforts to grow and diversify the Minerals Management segment includes acquiring additional mineral interests or similar investments in the energy industry. During the second quarter of 2020, the Company’s subsidiary, Catapult Mineral Partners, invested $2.0 million to acquire shares of a public company with a diversified portfolio of royalty producing mineral interests as part of this growth and diversification strategy. The recent dramatic downturn in petroleum prices provided an opportunity to make this investment at an attractive market multiple for a company with a conservative financial position, strong earnings potential and attractive historical dividend yield.
    Mitigation Resources of North America® was formed to create and sell stream and wetland mitigation credits and provide services to those engaged in permittee-responsible mitigation. This business has achieved several early successes and is positioned for additional growth.
The Company is leveraging its core mining and natural resources management skills to develop a strong and diverse portfolio of service-based businesses operating in the mining and natural resources industries. The Company is also committed to maintaining a conservative capital structure while it grows and diversifies without unnecessary risk. Ultimately, diversified strategic growth is the key to increasing free cash flow available to continue to re-invest in and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence, with an unwavering focus on safety and environmental stewardship.

****

Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Tuesday, November 3, 2020 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/1574089 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at https://ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through November 10, 2020. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
    This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
    The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of a long-term mining contract, or a customer default under a contract, including any actions taken related to Great River Energy's Coal Creek Station power plant, (2) the duration and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, the effectiveness of actions taken globally to contain or mitigate its effects and any unfavorable effects of the COVID-19 pandemic on the Company's suppliers' ability to provide products or replacement parts if the virus continues to spread or quarantines are reinstated, as well as other disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes, terrorist acts, any of which could result in suspension of operations or harm to people or the environment, (3) changes in coal consumption patterns of U.S. electric power generators or the power industry that would affect demand for the Company's mineral reserves, (4) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (5) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (6) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (7) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (8) weather or equipment problems that could affect deliveries to customers, (9) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well development operations, (10) changes in the costs to reclaim mining areas, (11) costs to pursue and develop new mining and value-added service opportunities, (12) delays or reductions in coal or aggregates deliveries, (13) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, (14) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (15) the effects of receiving low sustainability scores which could result in the exclusion of the Company's securities from consideration by certain investment funds, and (16) failure to obtain adequate insurance coverages.

About NACCO Industries, Inc.
    NACCO Industries, Inc.® is the public holding company for The North American Coal Corporation®. The Company and its affiliates operate in the mining and natural resources industries through three operating segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines under long-term contracts with power generation companies and an activated carbon producer pursuant to a service-based business model. The North American Mining segment provides value-added contract mining and other services for producers of aggregates, lithium and other minerals. The Minerals Management segment promotes the development of the Company’s oil, gas and coal reserves, generating income primarily from royalty-based lease payments from third parties. In addition, the Company has launched a new business providing stream and wetland mitigation solutions. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

*****

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2020	2019	2020	2019
	(In thousands, except per share data)
Revenues	$32,295	$32,603	$105,294	$114,052
Cost of sales	25,475	26,416	89,553	85,812
Gross profit	6,820	6,187	15,741	28,240
Earnings of unconsolidated operations	15,145	17,438	44,926	47,851
Operating expenses
Selling, general and administrative expenses	11,833	14,341	37,151	39,782
Amortization of intangible assets	734	715	2,303	2,243
Gain on sale of assets	—	(94)	(247)	(131)
	12,567	14,962	39,207	41,894
Operating profit	9,398	8,663	21,460	34,197
Other (income) expense
Interest expense	336	230	1,069	683
Interest income	(95)	(1,878)	(625)	(3,012)
Income from other unconsolidated affiliates	(18)	(327)	(230)	(972)
Closed mine obligations	395	383	1,219	1,079
Gain on equity securities	(35)	(108)	(351)	(1,067)
Other, net	(1,064)	(1,258)	(1,181)	(1,236)
	(481)	(2,958)	(99)	(4,525)
Income before income tax provision	9,879	11,621	21,559	38,722
Income tax provision	1,857	1,357	1,321	5,465
Net income	$8,022	$10,264	$20,238	$33,257

Earnings per share:
Basic earnings per share	$1.14	$1.47	$2.88	$4.77
Diluted earnings per share	$1.14	$1.47	$2.88	$4.76

Basic weighted average shares outstanding	7,036	6,991	7,019	6,973
Diluted weighted average shares outstanding	7,036	6,991	7,035	6,992

EBITDA RECONCILIATION (UNAUDITED)
	Quarter Ended				Trailing 12
	12/31/19	3/31/20	6/30/20	9/30/20	Months 9/30/20
	(in thousands)
Net income	$6,375	$6,166	$6,050	$8,022	$26,613
Income tax provision (benefit)	(1,698)	(70)	(466)	1,857	(377)
Interest expense	189	403	330	336	1,258
Interest income	(604)	(401)	(129)	(95)	(1,229)
Depreciation, depletion and amortization expense	4,145	4,544	4,624	4,876	18,189
EBITDA *	$8,407	$10,642	$10,409	$14,996	$44,454

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines EBITDA as net income before income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020 AND SEPTEMBER 30, 2019 (UNAUDITED)

	Three Months Ended September 30, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,395	$9,443	$2,722	$904	$(1,169)	$32,295
Cost of sales	16,379	8,808	537	850	(1,099)	25,475
Gross profit (loss)	4,016	635	2,185	54	(70)	6,820
Earnings of unconsolidated operations	14,277	868	—	—	—	15,145
Operating expenses
Selling, general and administrative expenses	6,385	1,259	512	3,677	—	11,833
Amortization of intangible assets	734	—	—	—	—	734
	7,119	1,259	512	3,677	—	12,567
Operating profit (loss)	$11,174	$244	$1,673	$(3,623)	$(70)	$9,398

	Three Months Ended September 30, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$18,799	$8,993	$5,022	$52	$(263)	$32,603
Cost of sales	16,383	9,407	814	174	(362)	26,416
Gross profit (loss)	2,416	(414)	4,208	(122)	99	6,187
Earnings of unconsolidated operations	16,211	1,227	—	—	—	17,438
Operating expenses
Selling, general and administrative expenses	7,502	1,183	308	5,348	—	14,341
Amortization of intangible assets	715	—	—	—	—	715
Gain on sale of assets	(82)	(12)	—	—	—	(94)
	8,135	1,171	308	5,348	—	14,962
Operating profit (loss)	$10,492	$(358)	$3,900	$(5,470)	$99	$8,663

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND SEPTEMBER 30, 2019 (UNAUDITED)

	Nine Months Ended September 30, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$62,896	$33,115	$9,950	$1,257	$(1,924)	$105,294
Cost of sales	57,514	30,797	1,793	1,346	(1,897)	89,553
Gross profit (loss)	5,382	2,318	8,157	(89)	(27)	15,741
Earnings of unconsolidated operations	42,104	2,822	—	—	—	44,926
Operating expenses
Selling, general and administrative expenses	19,326	3,868	1,707	12,252	(2)	37,151
Amortization of intangible assets	2,303	—	—	—	—	2,303
Gain on sale of assets	—	(247)	—	—	—	(247)
	21,629	3,621	1,707	12,252	(2)	39,207
Operating profit (loss)	$25,857	$1,519	$6,450	$(12,341)	$(25)	$21,460

	Nine Months Ended September 30, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$58,119	$30,496	$25,950	$726	$(1,239)	$114,052
Cost of sales	53,561	29,880	2,902	855	(1,386)	85,812
Gross profit (loss)	4,558	616	23,048	(129)	147	28,240
Earnings of unconsolidated operations	45,521	2,330	—	—	—	47,851
Operating expenses
Selling, general and administrative expenses	20,187	3,708	690	15,207	(10)	39,782
Amortization of intangible assets	2,243	—	—	—	—	2,243
Gain on sale of assets	(112)	(19)	—	—	—	(131)
	22,318	3,689	690	15,207	(10)	41,894
Operating profit (loss)	$27,761	$(743)	$22,358	$(15,336)	$157	$34,197